KODIAK OIL & GAS CORP.
RESTRICTED STOCK AGREEMENT
        This RESTRICTED STOCK AGREEMENT (this “Agreement”) is made this                                    day of                                    ,                         , by and between Kodiak Oil & Gas Corp., a Yukon Territory corporation (the “Company”) and                                    , an individual resident of                                    ,                                     (“Participant”). Capitalized terms used but not defined herein have the meaning ascribed to such terms in the Kodiak Oil & Gas Corp. 2007 Stock Incentive Plan, as amended (the “Plan”).
1.Restricted Stock Award.    Subject to the terms of this Agreement and the Plan, the Company hereby grants to Participant a restricted stock award of                                    shares of Common Shares, no par value per share, of the Company (the “Common Shares”) pursuant to Section 6(c) of the Plan (“Restricted Shares”). A copy of the Plan will be furnished upon request of Participant. With respect to the Restricted Shares, Participant shall be entitled at all times on and after the date of issuance of the Common Shares to exercise the rights of a shareholder of Common Shares, including the right to vote the Restricted Shares and the right to receive dividends on the Restricted Shares.

2.Vesting and Forfeiture.

a) Performance Conditions. The number of Restricted Shares that shall be earned by Participant on the Determination Date (as defined below) will be determined based on the satisfaction of the Performance Vesting Conditions set forth on Exhibit A. The performance period is the period beginning and ending (the “Performance Period”). As soon as practical following the end of the Performance Period, but in no event later than (the “Determination Date”), the Compensation Committee will determine, based on the Performance Vesting Matrix attached as Exhibit A, the number of Restricted Shares (if any) that are earned as of the Determination Date and that shall thereupon become subject to the time-based vesting provisions set forth in Section 2(b).

b)Time-Based Vesting. Subject to the terms and conditions of this Agreement, if Participant continues to provide substantial services to the Company or an Affiliate (as an employee, officer, consultant, independent contractor or director) continuously through the applicable service vesting dates set forth below, the Restricted Shares determined to have been earned pursuant to Section 2(a) shall vest in installments on the service vesting dates set forth below, as follows:

Service Vesting Date	Number of Restricted Shares that Shall Vest

3.Restrictions on Transfer.    Until the Restricted Shares vest pursuant to Section 2(b) or Section 4 hereof, none of the Restricted Shares may be pledged, alienated, attached or otherwise encumbered, and any purported pledge, alienation, attachment or encumbrance shall be void and unenforceable against the Company, and no attempt to transfer the Restricted Shares, whether voluntary or involuntary, by operation of law or otherwise, shall vest the purported transferee with any interest or right in or with respect to the Restricted Shares.

4.Forfeiture; Early Vesting.    If Participant ceases to provide substantial services to the Company and any Affiliate (as an employee, officer, consultant, independent contractor or director) prior to the vesting of any of the Restricted Shares pursuant to Section 2(b) hereof, all of Participant's rights to all of such unvested Restricted Shares shall be immediately and irrevocably forfeited, except that (i) if Participant dies, or if Participant's employment is terminated due to Disability, prior to the Determination Date, 50 percent (50%) of the total number of Restricted Shares awarded and set forth in Section 1(a) hereof immediately shall become vested, and the remaining unvested Restricted Shares immediately shall be forfeited and (ii) if Participant dies, or if Participant's employment is terminated due to Disability, on or after the Determination Date, one hundred percent (100%) of the Restricted Shares determined by the Compensation Committee to have been earned pursuant to Section 2(a) hereof immediately will become vested. For purposes of this Agreement, “Disability” means the incapacity or inability of Participant, whether due to accident, sickness or otherwise, as determined by a medical doctor acceptable to the Board of Directors of the Company and confirmed in writing by such doctor, to perform the essential functions of Participant's position, with or without reasonable accommodation (provided that no accommodation that imposes undue hardship on Company will be required) for an aggregate of ninety (90) days during any period of one hundred eighty (180) consecutive days, or such longer period as may be required under applicable law. Upon forfeiture, Participant will no longer have any rights relating to the unvested Restricted Shares.

5.Adjustments.    If any Restricted Shares vest subsequent to any change in the number or character of the Common Shares (through any stock dividend or other distribution, recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of shares, or otherwise), Participant shall receive upon such vesting the number and type of securities or other consideration which Participant would have received if such Restricted Shares had vested prior to the event changing the number or character of the outstanding Common Shares.

6.Issuance of Restricted Shares.    The Company shall cause the Restricted Shares to be issued in the name of Participant by issuance of a stock certificate or certificates evidencing the Restricted Shares. Until the Restricted Shares shall vest pursuant to this Agreement, the Restricted Shares shall be issued in certificate form and the certificate or certificates shall be held by the Secretary of the Company or the stock transfer agent or brokerage service selected by the Secretary of the Company to provide such services for the Plan, and such Restricted Shares shall be restricted from transfer and shall be subject to an appropriate stop-transfer order. Such certificate(s) shall bear an appropriate legend referring to the restrictions applicable to the Restricted Shares. Participant hereby agrees to such retention by the Company of the certificate(s) and further agrees to execute and deliver to the Company a blank stock power with respect to the Restricted Shares as a condition to the receipt of this award of Restricted Shares. After any Restricted Shares vest pursuant to Section 2(b) or Section 4 hereof, and following payment of the applicable withholding taxes pursuant to Section 7 of this Agreement, the Company shall promptly cause to be issued a certificate or certificates, registered in the name of Participant or in the name of Participant's legal representatives, beneficiaries or heirs, as the case may be, evidencing the vested whole Restricted Shares (which, for certainty shall, upon vesting, be Common Shares), less any shares withheld to pay withholding taxes, and shall cause such certificate or certificates to be delivered to Participant or Participant's legal representatives, beneficiaries or heirs, as the case may be, free of the legend or the stop-transfer order referenced above. No fractional Common Shares shall be issued in connection with the foregoing, and in lieu thereof, the value of any fractional Common Shares shall be paid in cash at the time certificate(s) evidencing the Common Shares are delivered to Participant.

7.Income Tax Matters.    In order to comply with all applicable federal or state income tax laws or regulations, the Company may take such action as it deems appropriate to ensure that all applicable federal or state payroll, withholding, income or other taxes, which are the sole and absolute responsibility of Participant, are withheld or collected from Participant. In accordance with the terms of the Plan, and such rules as may be adopted by the Committee under the Plan, Participant may elect to satisfy Participant's federal and state income tax withholding obligations arising from the receipt of, or the lapse of restrictions relating to, the Restricted Shares by (i) delivering cash, check (bank check, certified check or personal check) or money order payable to the Company, (ii) having the Company withhold all or a portion of the Common Shares otherwise to be delivered upon vesting pursuant to Section 2(b) or Section 4 hereof, having a value equal to the minimum amount required to satisfy applicable tax withholding, or (iii) delivering to the Company Common Shares already owned by Participant having a value equal to the amount of such taxes, provided that such already-owned Common Shares have been owned by Participant for no less than six months prior to the date delivered to the Company if such Common Shares were acquired upon the exercise of an option or upon the vesting of restricted stock units or other restricted stock. Participant's election must be made on or before the date that the amount of tax to be withheld is determined.

8.Plan Provisions Control.    In the event that any provision of this Agreement conflicts with or is inconsistent in any respect with the terms of the Plan, the terms of the Plan shall control.

9. No Right to Employment.    The issuance of the Restricted Shares shall not be construed as giving Participant the right to be retained in the employment, or as giving a director of the Company or an Affiliate the right to continue as a director, of the Company or an Affiliate, nor will it affect in any way the right of the Company or an Affiliate to terminate such employment or position at any time, with or without cause, or remove a director in accordance with applicable law. In addition, the Company or an Affiliate may at any time dismiss Participant from employment, or terminate the term of a director of the Company or an Affiliate, free from any liability or any claim under the Plan or this Agreement. Nothing in this Agreement shall confer on any person any legal or equitable right against the Company or any Affiliate, directly or indirectly, or give rise to any cause of action at law or in equity against the Company or an Affiliate. The Restricted Shares granted hereunder shall not form any part of the wages or salary of Participant for purposes of severance pay or termination indemnities, irrespective of the reason for termination of employment. Under no circumstances shall any person ceasing to be an employee of the Company or any Affiliate be entitled to any compensation for any loss of any right or benefit under this Agreement or Plan which such employee might otherwise have enjoyed but for termination of employment, whether such compensation is claimed by way of damages for wrongful or unfair dismissal, breach of contract or otherwise. By participating in the Plan, Participant shall be deemed to have accepted all the conditions of the Plan and this Agreement and the terms and conditions of any rules and regulations adopted by the Committee and shall be fully bound thereby.

10.Governing Law.    The validity, construction and effect of the Plan and this Agreement, and any rules and regulations relating to the Plan and this Agreement, shall be determined in accordance with the internal laws, and not the law of conflicts, of the State of Colorado.

11.Securities Matters.    The Company shall not be required to deliver Restricted Shares or Common Shares until the requirements of any federal or state securities or other laws, rules or regulations (including the rules of any securities exchange) as may be determined by the Company to be applicable are satisfied.

12.Severability.    If any provision of this Agreement is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction or would disqualify this Agreement under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the purpose or intent of the Plan or this Agreement, such provision shall be stricken as to such jurisdiction or this Agreement, and the remainder of this Agreement shall remain in full force and effect.

13.No Trust or Fund Created.    Neither the Plan nor this Agreement shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Affiliate and Participant or any other person. To the extent that any Person acquires a right to receive payments from the Company or any Affiliate pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company or any Affiliate.

14. Headings.    Headings are given to the Sections and subsections of this Agreement solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of this Agreement or any provision thereof.

15.Section 409A.    It is intended the Restricted Shares granted pursuant to this Agreement will be exempt from Section 409A of the Code. If and to the extent that the Restricted Shares are determined by the Committee to be subject to Section 409A of the Code, the terms of this Agreement will be construed in accordance with Section 409A of the Code. In such case, the words “termination of employment” and similar terms will be construed to mean “separation from service” in accordance with Section 409A of the Code and applicable guidance, and any payments made as a result of the acceleration of vesting and payment upon Participant's separation from service (for example, as a result of separation from service due to Disability) shall be delayed until a date that is six months and one day following Participant's separation from service, to the extent required, if Participant is a specified employee as determined under Section 409A of the Code on the date of Participant's separation from service.

[signature page follows]

  IN WITNESS WHEREOF, the Company and Participant have executed this Restricted Stock Agreement on the date set forth in the first paragraph.

KODIAK OIL & GAS CORP.

By: _______________________________________
Name: _____________________________________
Title: ______________________________________

PARTICIPANT
By: _______________________________________
Name: ____________________________________

EXHIBIT A